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Leo Burnett, Winston & Strawn Renew Leases at 35 W. Wacker

Leading Ad Agency, Law Firm Extend at Downtown Chicago Tower

NORCROSS, Ga. (August 16, 2006) -- Winston & Strawn LLP and the Leo Burnett Company, the major tenants at 35 W. Wacker Drive in Chicago, have negotiated lease renewal agreements to continue to co-anchor the 1.1-million-square-foot downtown tower, the building's owner, Wells Real Estate Investment Trust, announced today.

Designed by the renowned architect Kevin Roche, the 48-story building is considered one of Chicago's trophy office towers. The building has been the headquarters of Winston & Strawn and Leo Burnett, a division of Publicis Groupe, since it opened in 1989.

Winston & Strawn is renewing through 2024 under a lease for more than 430,000 square feet, with rights to expand on contiguous floors over the term. When the law firm moved to 35 W. Wacker in 1989, it initially leased 150,000 square feet, starting at the top 48th floor. Over the years, the international firm has grown to more than 400 attorneys in Chicago, filling the entire high-rise section of the building, and part of the midrise. (W&S has more than 900 attorneys worldwide, including offices in New York, Washington, Los Angeles, San Francisco, London, Paris, Geneva and Moscow.) Its headquarters space in Chicago has received several prestigious design awards.

"Under the new lease, we will be able to accommodate the substantial growth we anticipate in our law firm practice, in a premier building in a first-class location," said Paul Hensel, chief administrative partner for Winston & Strawn.

Leo Burnett is renewing its lease to 2019. The agency and sister Publicis Groupe companies including Starcom MediaVest Group and Arc Worldwide will occupy the entire low-rise section of the building and a portion of the midrise.

The building, designed specifically for Leo Burnett and Winston & Strawn, was acquired by Wells REIT in 2003. Its efficient floor plates and advanced technologies have allowed the two firms to upgrade their operations continually to remain competitive in their respective industries. As part of the renewal transactions, Wells will further enhance building systems to continue to meet the technological standards of new office towers.

"This is a great deal all around -- for our investors, for our tenants, and for downtown Chicago," said Bo Reddic, managing director, asset management, for Wells Real Estate Funds.

"Any landlord would love to have either of these firms," added John Oliver, Wells' managing director, national business development. "We're pleased they both decided to stay with us for a long time to come. The close relationship between the two major tenants helped enormously in the negotiations, to make it a win-win."

Wells was represented in the transactions by Reddic, Bert Collins and Tina McCall of the asset management team, along with Drew Nieman, Barbara Schenberg and Betsy Traczek of the John Buck Co., and Peter Sarasek of Quarles & Brady. Winston & Strawn was represented in the transaction by Nancy Pacher, president of U.S. Equities Realty; Winston & Strawn partner Mark Henning acted as attorney for the firm.

Wells REIT, which closed to new investors in 2003, is a public, nontraded REIT specializing in office properties. Wells REIT owns 84 buildings in 24 states (including Washington, D.C.), totaling approximately $4.4 billion (based on purchase price) and covering more than 20 million square feet. Across the portfolio, Wells REIT properties are approximately 95 percent leased. The lease extensions at the Leo Burnett building take the average lease term for the portfolio from six to seven years.

Wells REIT is managed by Wells Real Estate Funds, a national real estate investment management company that has served more than 200,000 investors and their financial representatives since 1984. Wells-sponsored programs own more than $7.5 billion in assets (based on purchase price) totaling more than 35 million square feet. For more information, see www.wellsref.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. Wells REIT is closed to new investors.

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EDITORS NOTE: Photograph of 35 W. Wacker is available.